                                                                   Exhibit 12.01


                           BROOKS-PRI AUTOMATION, INC.
 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS AND
                                   ACCRETION

                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)

                                                                              Year ended September 30,
                                                     -------------------------------------------------------------------------
                                                        2002            2001            2000            1999            1998
                                                     ---------       ---------       ---------       ---------       ---------
FIXED CHARGES
   Interest expense                                  $  10,290       $   4,063       $   1,345       $   1,553       $   2,347
   Portion of rent expense
      representative of interest                         2,733           1,600           1,933           1,633           1,781
                                                     ---------       ---------       ---------       ---------       ---------
                                                        13,023           5,663           3,278           3,186           4,128
   Preferred dividend and accretion requirement             --             145             194           1,248           2,484
                                                     ---------       ---------       ---------       ---------       ---------
  Combined fixed charges and
     preferred dividends and accretion               $  13,023       $   5,808       $   3,472       $   4,434       $   6,612
                                                     =========       =========       =========       =========       =========
EARNINGS
  Income (loss) before income taxes and
    minority interests                               $(627,412)      $ (36,523)      $  28,444       $ (10,448)      $ (27,917)
   Fixed charges per above                              13,023           5,808           3,472           4,434           6,612
                                                     ---------       ---------       ---------       ---------       ---------
                                                     $(614,389)      $ (30,715)      $  31,916       $  (6,014)      $ (21,305)
                                                     =========       =========       =========       =========       =========
Ratio of earnings to combined fixed
  charges and preferred dividends and accretion             --              --             9.2              --              --
                                                     =========       =========       =========       =========       =========
Coverage deficiency                                  $(627,412)      $ (36,523)      $  28,444       $ (10,448)      $ (27,917)
                                                     =========       =========       =========       =========       =========